Exhibit 23.3








             [Letterhead of Barnes, Saly & Company]

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Trustees
U S National Bank Noncollectively-Bargained
  Employees 401(k) Plan
Johnstown, Pennsylvania



          We hereby consent to incorporation by reference in the registration Statement on Form S-8 of U S National Bank Noncollectively-Bargained Employees 401(k) Plan of our report dated June 14, 1994 relating to the statements of net assets of the Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets for the year ended
December 31, 1993 and the period from July 1, 1992 (date of inception) to December 31, 1992, which report appears in the December 31, 1993 annual report on Form 11-K of the U S National Bank Noncollectively-Bargained Employees 401(k) Plan.



                              /s/ Barnes, Saly & Company


Johnstown, Pennsylvania
August 19, 1994